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                                                                     Exhibit 6


                       FULLY DISCLOSED CLEARING AGREEMENT
                                       OF
                             SPEAR, LEEDS & KELLOGG

This AGREEMENT is made and entered into as of this 9th day of November by and between Spear, Leeds & Kellogg ("SLK") and Alexander, Wescott & Co., Inc. ("Broker").

1. Subject to the approval of the New York Stock Exchange, from the opening of business on or about November 9, 1999 until the termination of this Agreement as provided for in Paragraph 17, hereof, SLK will carry the cash and margin accounts of the customers introduced by Broker to SLK, and accepted by SLK, and will clear transactions on a fully disclosed basis for such accounts, all as more specifically provided in Paragraph 3 hereof, and subject to the terms and conditions hereinafter set forth.

         All references made to margin accounts in this agreement shall apply only if the introducing firm introduces such accounts.

2.       REPRESENTATIONS AND WARRANTIES

         (a)      Broker represents and warrants that:

                  Broker is duly registered and in good standing as a broker/dealer with the Securities and Exchange Commission and the NATIONAL ASSOCIATION OF SECURITIES DEALERS ("NASD").

                  Broker has ail requisite authority, whether arising under applicable federal or state laws or the rules and regulations of any securities exchange or regulatory authority to which Broker is subject, to enter into this Agreement and to retain the services of SLK in accordance with the terms hereof; and

                  Broker and each of its employees is in substantial compliance, and during the term of this Agreement will remain in substantial compliance, with the registration, qualification, capital financial reporting, customer protection, and other requirements of every securities exchange of which Broker is a member, of the NASD, of the Securities and Exchange Commission and every state to which jurisdiction Broker and each of its employees are subject.

         (b)      SLK represents and warrants that:

                  SLK is duly registered and in good standing as a broker/dealer with the Securities and Exchange Commission and is a member firm in good standing with the New York Stock Exchange ("NYSE").


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                  SLK has all requisite authority, whether arising under
                  applicable federal or state laws, or the rules and regulations of any securities exchange or regulatory authority to which SLK is subject, to enter into this Agreement; and

                  SLK is in substantial compliance, and during the term of this Agreement will remain in substantial compliance, with the registration, qualification, capital, financial reporting, customer protection requirements and other requirements of every regulatory and self-regulatory organization to which jurisdiction SLK is subject.

3.       SERVICES TO BE PERFORMED BY SLK

         SLK, acting as Broker's agent, shall carry the customers' cash and margin accounts introduced by Broker on a fully disclosed basis, and perform the following services:

         (a) Execute transactions in the customers' accounts and release or deposit money or securities to or for the accounts, only upon Broker's instructions.

         (b) Prepare and mail confirmations and summary monthly statements to Broker's customers on forms disclosing that the account is carried on a fully disclosed basis for the Broker.

         (c) Settle contracts and transaction in securities (i) between Broker and other brokers and dealers, (ii) between Broker and its customers and (iii) between Broker and third persons.

         (d) Per-form cashiering functions for such customers' accounts, including receipt and delivery of securities purchased, sold, borrowed and loaned; make and receive payments therefore, provide custody and safekeeping of securities and cash, and handle margin accounts, dividends and exchanges, rights, warrants, redemptions, and tender offers with respect to such securities.

         (e) Mail to each customer a copy of the Notice to Customers as required by New York Stock Exchange Rule 382(c).

         (f) Complete the transfer of securities and accounts on behalf of customers.

         (g) Seek to ensure compliance with restricted and control securities under the Securities Act of 1933.

         (h) Pursuant to NYSE Rule 382(d), SLK will furnish any written customer complaint it receives regarding Broker, or Broker's associated persons, and relating to Broker's obligations and responsibilities under this Agreement, directly to:


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                  (1)      Broker; and

                  (2) Broker's Designated Examining Authority (or, if none, to its appropriate regulatory agency or authority).

                  SLK will also notify the complaining customer, in writing, that it has received the complaint, and that the complaint has been furnished to the parties listed in h(l) and h(2) above.

         (i)      Pursuant to NYSE Rule 382(e):

                  (1) At the commencement of this Agreement, and annually thereafter, SLK will furnish Broker with a list of reports (i.e., exception reports and/or other reports) that it can provide Broker, upon Broker's written request, to assist Broker in its supervision and monitoring of customer accounts.

                  (2) SLK will retain and preserve copies of the reports requested by and/or supplied to Broker pursuant to NYSE Rule 440 (Books and Records), or will have the ability to either recreate copies of these reports or provide the report format and data elements contained in the original.

                  (3) Annually, within thirty (30) days of July 1st of each year, SLK will give written notice to Broker's Chief Executive Officer and Chief Compliance Officer indicating: (a) the list of reports offered by SLK to Broker described above; and (b) the specific reports actually requested by and/or supplied to Broker as of that date.

                           SLK will also provide a copy of this written notice to Broker's Designated Examining Authority (or if none, to its appropriate regulatory agency or authority).

         Notwithstanding subparagraph (a) through (i) above, SLK may, in its sole discretion, for good cause shown, refuse to open an account for a specific customer-, close an account already opened-, refuse to confirm and/or cancel a confirmation-, reject a delivery or receipt of securities and/or money-, refuse to clear any trade executed by Broker-, or refuse to execute any trade for the account of a customer introduced by Broker. Broker acknowledges that in connection with the performance of the above described services, SLK may retain, at its option, one or more independent data processing service bureaus to perform any of the required functions, and agrees that SLK shall not be responsible for any losses, damages, liability or expenses incurred by, or claims made by, the Broker or its customers wising from the failure of any such service bureau to perform said functions accurately, in accordance with specifications, or within the customary time periods. SLK's only obligation will be to cause any such service bureau to correct any processing error in its next regularly scheduled

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         processing, and to deliver any overdue work as soon as reasonably practicable. In no event shall SLK be responsible for indirect or consequential damages.

4.       SERVICES FOR WHICH SILK IS NOT RESPONSIBLE

         Unless otherwise expressly agreed in writing, SLK will not provide, nor be responsible for providing, any services specifically enumerated in this Paragraph:

         (a) Accounting, bookkeeping or record keeping, cashiering, or other services involving commodity transactions, or any other transaction not involving securities;

         (b) Preparation of Broker's payroll records, financial statements or any analysis thereof;

         (c) Preparation or issuance of checks in payment of Broker's expenses, other than expenses incurred by SILK on behalf of Broker pursuant to this Agreement;

         (d)      Payment of commissions to Broker's salesmen;

         (e) Preparation or filing of any of Broker's reports to the Securities and Exchange Commission, any state securities commission, or any securities exchange, securities association or other membership to which Broker is subject. However, SLK will, at the request of Broker, furnish Broker with any necessary information and data contained in records kept by SLK, and not otherwise available to Broker, for use in making such reports by Broker.

         (f)      Verification of address changes of Broker's customers.

         (g)      Rendering investment advice to customers.

5.       DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF BROKER

         (a)      INFORMATION TO BE SUPPLIED BY BROKER:

                  Broker will provide SLK with such basic data and documents, as shall be necessary or appropriate to permit SLK to discharge its service obligations hereunder, including, but not limited to, copies of records of any receipts of customers' funds and securities received directly by Broker. In all cases, such data and documents must be compatible with the requirements of SLK's bookkeeping system. In addition, Broker will furnish SLK with such information and signatures as are requested by SLK for the opening and carrying of customer accounts on forms that have been approved by SLK All accounts shall be opened in accordance with SLK's requirements, and the acceptance of an opening of an account without such requirements being fulfilled shall not be deemed to be a waiver of such requirements.


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                  A duly authorized principal executive officer of Broker
                  will approve in writing the opening of each customer's account. Broker shall be responsible for maintaining proper customer addresses and SLK may, for all purposes, rely on such addresses as they are furnished by Broker.

                  Pursuant to NYSE Rule 382(e)(1), after receiving SLK's list of available exception reports and/or other reports, Broker must promptly notify SLK, in writing, of those specific reports offered by SLK that Broker requires to supervise and monitor its customer accounts.


                  Pursuant to NYSE Rule 382(f), in those instances where SLK permits Broker to issue checks, whether to Broker's customers or to third parties (i.e., parties other than Broker's customers), Broker shall represent to SLK IN WRITING, that Broker maintains, and shall enforce, supervisory procedures with respect to the issuance of such checks. Such supervisory procedures must be acceptable to SLK.

         (b)      RECEIPT OF MONEY AND SECURITIES:

                  In all cash accounts, Broker shall be responsible for all customer purchases until actual and complete payment therefor has been received by SLK, and, in the case of checks representing such payment received by SLK, Broker shall be responsible until the proceeds are actually received and credited to SLK by its bank. SLK agrees to use due diligence in depositing such checks promptly.

                  Broker shall be responsible for all sales until acceptable delivery of the securities to SLK has been made. Broker agrees to promptly turn over to SLK funds or securities received by Broker from its customers, together with such information as may be relevant or necessary to enable SLK to promptly and properly record such remittance and receipts in the customers' respective accounts. Broker shall arrange for timely settlement of "delivery versus payment" transactions, and shall not introduce any retail or individual accounts requiring settlement, on "delivery vs payment" or "receive versus payment" basis without first obtaining the prior written approval of the customer allowing SLK to accept "partial deliveries" and to abide by other clearance arrangements as may be directed by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., or the NASD. SILK may, at its option, charge for late payments or deliveries, any interest incurred by it accrued at its then prevailing "Brokers Call" rate plus 1% on the principal amount of trade, or at such other interest rate as may be agreed upon in writing, above the Broker's Call rate.

                  SLK reserves the right to give prior oral or written notice to Broker, and to any customer, of SLK's intention to take remedial action for failure to make timely settlement.


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         (c)      DUTIES OF BROKER WITH RESPECT TO CUSTOMERS:
                  The customer shall remain the customer of Broker, and Broker shall be responsible for obtaining all of the essential facts relative to every customer, every cash or margin account, every order, and every person holding power of attorney over any account accepted by Broker. Broker shall also be responsible for the conduct of customer accounts and the supervision thereof, including, but not limited to, assessing the suitability of a transaction for the customer when required under applicable rules, the authenticity of all orders, signatures and endorsements, the frequency of trading by a customer, and the genuineness of all signatures, certificates and papers, the status under the Securities Act of 1933 of securities proposed to be sold or margined by a customer, and reviewing the accounts for, among other things, manipulative practices and insider trading, and compliance with all federal, state, securities exchange and association laws, rules and regulations to which the Broker and customer are subject.

                  Broker undertakes to comply with NYSE Rule 405 (1), (2) and
                  (3), and with other rules of regulatory organizations having jurisdiction over Broker. It is understood that Broker will establish adequate procedures regarding Rule 405 and will make a diligent attempt in every case to conform to this rule. Broker shall diligently supervise compliance through the use of a compliance manual or other written procedures.

                  Broker must notify SLK in each case where Broker and a customer authorize a Registered Representative of Broker to exercise discretion in an account. In addition, Broker will advise SLK at the time an order is placed if such order is for a discretionary account of one of Broker's Registered Representatives.

                  Broker warrants that, to its best knowledge, the customers introduced to SILK by Broker shall not be minors and shall not be such as to come under prohibitions referred to in NYSE Rule 407, or in any other law, rule or regulation of any other regulatory authority,- that Broker's customers shall in fact be the owners of accounts opened by SLK in their names, and that any orders and instructions given by Broker or any of Broker's employees shall have been fully and properly authorized.

                  Prior to engaging in option trading for any of Broker's customers, Broker shall deliver to such customer the most recent copy of the booklet titled "Characteristics and Risks of Standardized Options", or its successor, together with any effective supplements thereto. A current prospectus of the Option Clearing Corporation is option@L Broker will take all appropriate steps to assure that customers engaging in such trading are sophisticated investors, fully aware of the risks involved, and that option trading is suitable for such customers. Broker will comply in all respects with SLK's options compliance program, including the obtaining of information, written approval of option accounts by the Senior Registered Options Principal of Broker,


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                  and execution of forms required by SLK. SLK shall not be
                  required to endorse any put or call options for any account unless the account is satisfactory to SLK.

                  This agreement places the responsibility for "knowing the customer" and "suitability" on the Broker. It permits SLK to satisfy itself, for its own benefit, that Broker has the ability to comply itself, for its own benefit, and that Broker has the ability to comply and has complied with the requirements of NYSE Rule 405 and the comparable requirements of similar rules of any other self-regulatory organization to which Broker belongs. It is understood that the preparation and/or possession by SLK of surveillance records or any new data, including exception reports, on behalf of, or for the use of Broker, shall neither obligate SLK to review such material nor make SLK responsible to know its contents.

         (d)      FINANCIAL DATA

                  Broker agrees to furnish SLK with a copy of all FOCUS Reports upon request.

         (e) Broker shall make and maintain reports, records and regulatory filings required to be kept by the Broker by any entity that regulates it, including any reports and records required to be made or kept under the Currency and Foreign Transactions Reporting Act of 1970, the Money Laundering Act of 1986, and any rules and regulations promulgated pursuant thereto.

         (f) Broker shall assume all responsibility for reviewing customer orders prior to execution, and errors in execution.

6.       BROKER INDEMNIFICATION

                  Broker hereby agrees to indemnify, defend and hold harmless SLK from and against all claims, demands, proceedings, suits and actions made or brought against SLK, and to indemnify SLK's liabilities, losses, damages, expenses, attorneys' fees and costs arising out of one or more of the following (except for those claims arising out of SLK's willful misconduct):

         (a) Failure of Broker or the Broker's customer to make payment when due for securities purchased, or to deliver when due, securities sold for the account of Broker or the Broker's customers;

         (b) Failure of a customer of Broker to meet any initial margin call or any maintenance call, except that SILK shall be responsible only for the portion of any such losses that are directly attributable to SLK's failure to give proper and timely notification to the customer of any call;


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         (c)      Failure of Broker to properly perform its duties, obligations and responsibilities with respect to customer accounts (as set forth in Paragraph 5, above), it being understood that the participation of any employee of SLK in any transactions referred to in Paragraph 5 shall not affect Brokers indemnification obligations hereunder, unless such participation by SLK's employee was fraudulent;

         (d) Any dishonest, fraudulent, negligent or criminal act or omission on the part of any of Brokers' officers, partners, employees, agents or customers,

         (e) All claims or disputes between Broker and its customers with respect to the matters set forth in this Agreement, it being understood: (i) that Broker guarantees the validity of customer orders in the form such orders are transmitted to SLK by Broker, and guarantees to SLK that each customer will promptly and fully perform his commitments and obligations with respect to all transactions in all of his accounts carried by SLK hereunder, and (ii) that checks received by SLK from Broker's customers shall not constitute payment until they have been paid and the proceeds actually received and credited to SLK by its bank;

         (f) Any adverse claims with respect to any customer securities delivered or cleared by SLK, it being understood that SLK shall be deemed to be an intermediary between Broker and customer and shall be deemed to make no warranties other than as provided in Section 9-306(3) of the Uniform Commercial Code;

         (g) The default by any over-the-counter broker with which the Broker deals on a principal basis, giving up SLK for Clearance;

         (h) The default by any third-party broker with whom the Broker deals rather than using SLK to execute a transaction for itself or a customer;

         (i) The negligence, malfeasance, or mistakes of an employee of Broker with respect to the use of any check-signing authority that may be granted to Broker by SLK,

         (j) The breach by the Broker of any warranty, representation, duty or obligation under this Agreement;

         (k) SLK's guarantee of any signatures with respect to transactions in the accounts of Broker's customers;

         (l) The failure of Broker's customers to fulfill their obligations to the Broker or to SLK (whether or not such failure is in the Broker's control).

7a.      OMNIBUS ACCOUNT


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         To further assure Broker's performance of its obligations under this Agreement, including but not limited to its indemnification obligations under Paragraph 6, Broker shall, on or before the execution of this Agreement, establish an account at SLK to be designated as the Broker's Omnibus Account (the "Account"). The Account shall at all times contain cash, securities, or a combination of both, having a market value of $ 0. Broker shall be paid interest on the cash balances in the Account at the rate of 100 basis points below the Broker Call rate. The Account may be used by Broker to trade securities on a proprietary basis.

7b.      CLEARING DEPOSIT

         If SLK requires a clearing deposit, the Account shall at all times contain cash, securities, or a combination of both, having a market value of $500,000. The clearing deposit shall be returned within 30 days after cancellation of this agreement. This deposit does not represent an ownership interest.

         If SLK shall suffer any loss or incur any expense for which it is entitled to be indemnified pursuant to this Agreement, and Broker shall fail to make such indemnification within five business days after being requested to do so, SLK shall deduct the amount of such claim, loss or expense from the commissions then credited to Broker pursuant to Paragraph 8. If the amount of said commissions is less than the amount of such claim, loss or expense, SLK shall have the right to withdraw from the Account cash or securities (or both) having a market value equal to the amount of such deficiency. Broker shall then be obligated to immediately deposit in the Account cash or securities sufficient to bring the Account back to a market level of at least $ 500,000.

         Upon the termination of this Agreement, or as soon as practical thereafter, SLK will pay and deliver to Broker the funds and securities in the Account, less any amounts which it is entitled to withdraw under the preceding paragraph; provided, however, that SLK may retain in the Account an amount to protect it from any claim or proceeding of any type, then pending or actually threatened, until the final determination thereof is made. If within a reasonable time after the termination of this Agreement, a threatened claim or proceeding is not resolved, or a legal action or proceeding is not instituted, the amount retained with respect to such threatened claim or proceeding shall be paid or delivered to Broker.

8.       COMMISSION PAYMENTS

         (a) SLK shall charge each of Broker's customers the commission that Broker directs it to charge for each transaction. If specific instructions are not received with respect to a specific transaction in the time period required by SLK to implement same, SLK shall charge the customer the commission prescribed in the basic commission schedule delivered to SLK by Broker. Such basic schedule may be amended from time to time by Broker by written instructions delivered to SLK; provided, however, that such changes shall be implemented only to the extent they are within the usual


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                  capabilities of SLK's data processing and operations systems and only within such reasonable time limitations as SLK may deem necessary to avoid disruption of its normal operating capabilities. For purposes of confirmation preparation, Broker will also furnish from time to time the source and amount of any commission or other payment received by Broker in connection with transactions in the customers' accounts.

         (b) Commissions charged Brokers customers shall be collected by SLK and credited to broker, after deducting SLK's compensation referred to in Paragraph 9 (and any other amount owed to SLK pursuant to this Agreement). Such commissions shall be credited to the Account on a monthly basis, on the fifth business day after the final settlement date of the month.

9.       COMPENSATION

         As compensation for services provided hereunder by SLK, there shall be deducted from the commissions charged Broker's customers the amounts set forth in the fully disclosed pricing schedule attached hereto. Said compensation schedule may be changed as may be agreed to by both parties.

10.      MARGIN ACCOUNTS

         (a) Any transaction for a customer will be considered a cash transaction until such time as Broker has furnished SLK with an executed customer's margin agreement and consent to loan of securities in a form acceptable to SLK

         (b) All margin accounts introduced by Broker shall be subject to SLK's "house margin requirements." SLK currently imposes a 40% maintenance requirement, but said requirement, and other margin requirements, may be changed at any time by giving the Broker 10 days prior written notice of such change. In all such margin accounts, Broker shall be responsible for the initial margin requirement for any transaction until such initial margin has been received by SLK in acceptable form. SLK reserves the right to refuse to accept any transaction in a margin account after the initial transaction, without actual receipt of the necessary margin, and to impose a higher margin requirement, when, in SLK's opinion, the past history or nature of such account or the securities therein justifies such action. SLK shall endeavor to notify Broker in advance of all margin calls, and shall provide Broker with copies of such calls. In the event that satisfactory margin is not provided within the time specified by SLK, SLK shall be at liberty to take such actions as SLK may, in its judgment, deem appropriate. After such initial margin has been received, subsequent margin calls may be made by SLK. Broker agrees to cooperate with SLK in complying with and obtaining margin on subsequent calls.


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         (c)      Interest charged with respect to debit balances in customers'
                  accounts shall be determined in accordance with the fully disclosed pricing schedule attached hereto.

         (d) Broker shall be responsible for any failure on the part of a customer to meet a "maintenance call", except to the extent directly attributable to SLK's failure to give proper and timely notification to the customer. An officer of Broker who has been designated by Broker (and acknowledged in writing by SLK) may request, to the extent permitted by the margin rules, that SILK withhold temporarily any contemplated action, or "Sell-out" or "Buy-in", for accounts which have failed to meet a margin call. Such requests shall be made in writing and shall clearly set forth the period of time during which the contemplated action is requested to be withheld. Should SLK comply in whole or in part with such request, Broker guarantees to reimburse SLK immediately for the maximum amount of loss or liability which SLK may sustain or incur by reason of any compliance with such request, by depositing sufficient funds with SLK in a reserve or other appropriate account at a bank of SLK's choosing over which SLK shall be signatory, to reimburse SLK for the loss or unsecured indebtedness held in the account of the particular customer~ provided, however, that compliance with such a request shall not be deemed a waiver by SLK of any of its rights hereunder, including but not limited to, the right to close out a contract or position if, in SLK's judgment, changing conditions render such action advisable.

         (e) Broker shall be responsible for sending each margin customer a written statement at the time of the opening of a margin account in compliance with Rule 10b-16 of the Securities Exchange Act of 1934.

         (f) Broker shall obtain a margin agreement from each margin account introduced to SLK, including a hypothecation authority, in a form and substance acceptable to SLK

11.      UNSECURED DEBITS OR UNSECURED SHORT POSITIONs

         Unsecured debits or short positions (on a "marked to market" basis) in a customer's account that are not resolved by payment or delivery within thirty calendar days shall be charged to the account of the Broker maintained by SLK, and to which SLK credits the Broker with commissions due. Such unpaid debits or short positions shall be netted against commissions due on a monthly basis. Any excess of such unpaid debits or short positions over commissions due shall be applied against Broker's Account and shall be considered a claim against Broker pursuant to paragraph 7 of this Agreement.

12.      RESPONSIBILITIES AND RIGHTS OF SLK

         SLK will maintain prescribed books and records of all transactions executed or cleared through it. SLK also undertakes to perform in good faith the services agreed to be performed


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         in this Agreement, including the foregoing, but shall not be bound to make any investigation into the facts surrounding any transaction that it may have with Broker or that Broker may have with its customers or other persons, nor shall SLK be under any responsibility of compliance by Broker with any laws or regulations which may be applicable to Broker.

         Nothing herein shall be deemed to restrict in any way the right of SLK, or any affiliate of SLK, to compete with Broker in any or all aspects of Broker's business.

13.      SLK INDEMNIFICATION

         SLK shall have no liability to any of Broker's customers for any loss suffered by any customer. SLK's liability will be only to Broker, and then only to the extent herein expressly set forth. SLK hereby agrees to indemnify, defend and hold harmless Broker from and against all claims, demands, proceedings, suits and actions, and all liabilities, expenses, attorney fees, and costs in connection therewith, arising out of any dishonest, fraudulent, or criminal act or omission on the part of any of its officers, partners or employees with respect to the services provided by SLK under this Agreement.

14.      EMPLOYEES

         Without the prior written consent of the other, neither party will during the period of this Agreement and for one year thereafter, hire or attempt to hire any person who is employed by the other on the termination of this Agreement, or whose employment with the other terminated within the one year period prior to the termination of this Agreement.

15.      CONSTRUCTION OF AGREEMENT

         Neither this agreement nor the performance of the services hereunder shall be considered to create a joint venture or partnership between SLK and Broker, or between Broker and other brokers for whom SILK may perform the same or similar services. Neither SILK nor Broker will utilize the name of the other in any way without the other's consent, and under no circumstances shall either party employ the other's name in such a manner as to create the impression that the relationship created or intended between them is anything other than that of clearing broker and correspondent broker.

         During the term of this agreement, Broker will not enter into any other similar Agreement or obtain the services contemplated by this agreement from any other party.

16.      CONFIDENTIALLY

         Broker and SLK agree not to disclose the terms of this Agreement to any outside parties, except to regulatory bodies with appropriate jurisdiction and to authorized employees of the Broker or SLK on a need-to know basis. Any other publication or disclosure of the terms of this Agreement may be made only with the prior written consent of the parties.

17.      TERMINATION

         This agreement shall continue until terminated as hereinafter provided:

         (a) Upon any unilateral change by SLK of more than 10% per annum in the compensation schedule referred to in Paragraph 9 of this Agreement, or upon the unreasonable rejection by SLK of any customers or trades pursuant to Paragraph 3, Broker may, upon fifteen (15) days prior written notice to SILK, terminate this Agreement as of the effective date of such unilateral change.

         (b) This Agreement may be terminated by either party, without cause, upon thirty (30) days written notice delivered in person or by registered or certified mail.

                  If either party terminates the Agreement pursuant to this subparagraph, SLK shall have the right to impose reasonable limitations upon Broker's activities during the period between the giving of notice and the transfer of Broker's account.

         (c) In the event either party defaults in the performance of its obligations under this Agreement, the non-defaulting party may terminate this Agreement on the following terms and conditions. Written notice must be delivered to the defaulting party specifying the nature of the default and notifying the defaulting party that unless the default is cured within a period of ten (10) days from receipt of the notice, this Agreement may be terminated without further proceedings by the non-defaulting party.

         (d) This Agreement may be terminated by SLK or Broker immediately in the event that the other party is enjoined, disabled, suspended, prohibited or otherwise unable to engage in the securities business, or any part of it, as a result of any administrative or judicial proceeding or action by the Securities and Exchange Commission, any state securities law administrator or any self-regulatory organization having jurisdiction.

         (e) Termination of this Agreement, however caused, shall not release Broker or SLK from any liability or responsibility to the other with respect to transactions effected prior to the effective date of such termination, whether or not claims relating to such transactions shall have been made before or after such termination.

         (f)      If Broker terminates this Agreement pursuant to subparagraph
                  (b) above within the first year of the date of this Agreement, or SLK terminates this Agreement pursuant to subparagraph (c) or (d) above, Broker will pay to SLK a termination fee equal to the reasonable expenses incurred by SLK (i) in establishing systems procedures and capacity for servicing Broker and its customers, and (ii) in discontinuing the clearing arrangement. However, in no event shall said termination fee be less than $5,000 or more than $10,000. Said fee shall be paid ,.within 10 days after receipt of SLK's statement setting forth, in reasonable detail, the expenses incurred by SLK

18.      ACTION AGAINST CUSTOMERS; CUSTOMER COMPLAINTS

         SLK shall have the right at all times, in its sole discretion, and at its sole expense, to institute and prosecute in its name, upon notice to Broker, any action or proceeding against any of Brokers customers as to any controversy or claim arising out of SLK's transactions with Broker or with Broker's customers, and nothing contained in this Agreement shall be deemed or construed to impair or prejudice such right in any way whatsoever, nor shall the institution or prosecution of any such action or proceeding relieve Broker of any liability or responsibility which Broker would otherwise have had under this Agreement. Broker shall assign its rights against its customers to SLK, to the extent requested by SLK and necessary to carry out the intent of this Paragraph.

         In addition to SLK's obligations regarding customer complaints pursuant to NYSE Rule 382(d), set forth in Paragraph 3(h) of this Agreement, SLK and Broker shall each communicate to the other any complaint/inquiry regarding the other.

19.      NOTICES

         Any notice or request that is required or permitted to be given under this Agreement shall be sufficient if in writing, and sent by hand or certified mail, in either case, return receipt requested, to the respective parties at the following addresses:

         Broker:
         Alexander, Wescott & Co., Inc.
         63 Wall Street 21st Floor
         New York, NY 10005-3001
         Carl R. Walston-President

         SLK:
         Spear, Leeds & Kellogg
         120 Broadway
         New York, New York 10271
         Attn: General Counsel

20.      AMENDMENTS

         This Agreement represents the entire Agreement between the parties with respect to the subject matter contained herein. This Agreement may not be changed orally, but only in a writing signed by both parties.

21.      EXCHANGE REGULATION

         The parties acknowledge that they will be subject to the rules of the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and any other securities exchanges or associations of which either party is or may become a member, and of any governmental agencies to whose jurisdiction either party may be subject.

22.      ASSIGNMENT

         This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors and assigns of Broker and SLK.

23.      APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

24.      ARBITRATION DISCLOSURE

         -        ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

         -        THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN
                  COURT,             INCLUDING THE RIGHT TO JURY TRAIL.

         -        PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN
                  AND       DIFFERENT FROM COURT PROCEEDINGS.

         - THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

         - THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

25.      ARBITRATION AGREEMENT

         ANY CONTROVERSY BETWEEN SLK AND BROKER ARISING OUT OF THE BUSINESS OR THIS AGREEMENT SHALL BE SUBMITTED TO ARBITRATION CONDUCTED BEFORE THE NEW YORK STOCK EXCHANGE, INC., OR THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., AS SLK MAY ELECT, AND IN ACCORDANCE WITH THE RULES OF THE SELECTED ORGANIZATION.

         ARBITRATION MUST BE COMMENCED BY SERVICE UPON THE OTHER PARTY OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE, THEREIN ELECTING THE ARBITRATION TRIBUNAL.

26. This Agreement shall be submitted to and/or approved by any National Securities Exchange, or other regulatory and self-regulatory bodies vested with the authority to review and/or approve this Agreement or any amendment or modifications hereto. In the event of any disapproval, the parties hereto agree to bargain in good faith to achieve the requisite approval.

27. If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby, and this Agreement shall be carried out as if any such invalid or unenforceable provision or conditions were not contained herein.

28. For purposes of the Securities and Exchange Commission's financial responsibility rules and the Securities Investor's Protection Act, the Broker's customers will be considered customers of SLK and not customers of the Broker. Nothing herein shall cause the Broker's customers to be construed or interpreted as customers of SLK for any other purpose, or to negate the intent of any other section of this agreement, including, but not limited to, the delineation of responsibilities as set forth elsewhere in this Agreement.

29.      PRIME BROKERAGE:

         (a)      ESTABLISHMENT OF AN ACCOUNT
                  SLK agrees to establish on its books and records an account in the name of a prime broker for introducing firm's clients and to maintain same providing SLK receives from said client SIA Form 151 "Executing Broker Customer Agreement" and all other documents SLK may deem appropriate.

                  The introducing firm shall provide SLK with the Prime Broker tax ID number and the full street address of it's client, the "SIA Form 151 " as well as, the necessary settlement instructions.

         (b)      CUSTOMER QUALIFICATIONS
                  By introducing Prime broker accounts to SLK, the introducing firm confirms that it is aware that their client maintains a minimum net equity of $500,000 in cash or securities with a ready market for trades executed on behalf of an account not managed by an advisor or $100,000 in cash or securities with a ready market for trades executed on behalf of a customer account managed by an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The introducing firm understands that if for any reason the account falls below such minimum net equity SLK has the right to refuse to process trades as a prime broker transaction. Each time you enter an order you hereby represent that your client shall be in compliance with such minimum net equity or will notify SLK otherwise.

                  In the event that any prime broker diS2ffirms any trade you have executed you hereby agree to be responsible and liable to SLK for settling such transaction.

         (c)      RESTRICTIONS ON ACCOUNT
                  You understand that SLK in its sole discretion may refuse to accept Prime Broker Transactions on your client's behalf or restrict or prohibit trading of securities in your client's account or refuse to clear your client's transactions.

         (d)      CONFIRMATIONS
                  Unless otherwise instructed in writing, SLK shall confirm transactions to your client, as well as to the prime broker, by the morning of the next business day after the trade date.

                  The introducing firm agrees to notify SLK in a timely manner of the contract amount of the transaction, the security involved, the number of shares or units, whether the transaction is a purchase or sale, and if a sale, whether the transaction was 2 short or long sale. Introducing broker is responsible for complying with all applicable rules and regulations of the SEC and applicable self-regulatory organizations governing the execution of short sales.

30.      PROPRIETARY ACCOUNTS OF INTRODUCING BROKERS ["PAIB"]:

         The parties agree to the following conditions and provisions as set forth in the SEC No-Action Letter dated November 3, 1998 relating to the net capital treatment of assets in the proprietary account of an introducing broker ("PAIB") and to permit Introducing Broker to use PAIB assets in its Net Capital Computations.

         1. SLK shall perform a computation for PAIB assets ("PAIB Reserve Computation") of Introducing Broker in accordance with the customer reserve computation set forth in Rule 15c3-3 ("customer reserve formula") with the following modifications:

                  A. Any credit (including a credit applied to reduce a debit) that is included in the customer reserve formula may not be included as a credit in the PAIB reserve computation;

                  B. Note E(3) to Rule 15c3-3a which reduces debit balances by 1 % under the basic method and subparagraph (a)(1)(ii)(A) of the net capital rule which reduces debit balances by 3% under the alternative method shall not apply; and

                  C. Neither Note E(1) to Rule 1 5c3-3a nor NYSE Interpretation/04 to item 10 of Rule 15c3-3a regarding securities concentration charges shall be applicable to the PAIB reserve computation.

         2. The PAIB reserve computation shall include all proprietary accounts of Introducing Broker. All PAIB assets shall be kept separate and distinct from customer assets under the customer reserve formula in Rule 15c3-3.

         3. The PAIB reserve computation shall be prepared within the same time frames as those prescribed by Rule 15c3-3 for the customer reserve formula.

         4. SLK shall establish and maintain a separate "Special Reserve Account for the Exclusive Benefit of Customers" with a bank in conformity with the standards of paragraph (f) of Rule 15c3-3 ("PAIB Reserve Account"). Cash and/or qualified securities as defined in the customer reserve formula shall be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

         5. If the PAIB reserve computation results in a deposit requirement, the requirement may be satisfied to the extent of any excess debit in the customer reserve formula of the same date. However, a deposit requirement resulting from the customer reserve formula shall not be satisfied with excess debits from the PAIB reserve computation.

         6. Within two business days of entering into this PAIB Agreement, Introducing Broker shall notify its designated examining authority in writing (with a copy sent to SLK upon request) that it has entered into this PAIB Agreement.

         7. Commissions receivable and other receivables of Introducing Broker from SLK (excluding clearing deposits) that are otherwise allowable assets under the net capital rule are not to be included in the PAIB reserve computation, provided the amounts have been clearly identified as receivables on the books and records of the Introducing Broker and as payables on the books of SLK.

         8. If. Introducing Broker is a guaranteed subsidiary of SLK or if Introducing Broker guarantees SLK (i.e., guarantees all liabilities and obligations) then the proprietary accounts of Introducing Broker shall be excluded from the PAIB Reserve Computation.


         9. Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, SLK shall by facsimile or telegram immediately notify its designated examining authority and the Securities and Exchange Commission ("Commission"). Unless a corrective plan is found acceptable by the Commission and the designated examining authority, SLK shall provide written notification within 5 business days of the date of discovery to Introducing Brokers that PAIB assets held by SLK shall not be deemed allowable assets for net capital purposes. The notification shall also state that if Introducing Broker wishes to continue to count its PAIB assets as allowable, it has until the last business day of the month following the month in which the notification was made to transfer all PAIB assets to another clearing broker. However, if the deposit deficiency is remedied before the time at which the Introducing Broker must transfer its PAIB assets to another clearing broker, the Introducing Broker may choose to keep its assets at SLK.

         10. The parties shall adhere to the terms of the No-Action letter, including the Interpretations set forth, in all respects.

THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPH 24. BROKER ACKNOWLEDGES THAT IT HAS RECEIVED, AND READ, A COPY OF THIS AGREEMENT, AND AGREES TO BE BOUND BY THE TERMS AND CONDITIONS CONTAINED HEREIN.

SPEAR, LEEDS & KELLOGG

By:               _______________________

Name:             _______________________

Title:            _______________________


Alexander, Wescott & Co., Inc

By:               _______________________

Name:             _______________________

Title:            _______________________


Update 8/9/99 [CS]

October 28, 1999



Alexander, Wescott & Co., Inc.
63 Wall Street
21st Floor
New York, 'NY 10005-3001

Dear Chief Compliance Officer:

As you know, New York Stock Exchange Rule 382 and NASD Rule 3230, governing the relationship between clearing firms and introducing firms, were recently amended. Pursuant to the amended Rules, upon your request Spear, Leeds & Kellogg ("SLK") will provide you with copies of certain exception reports and other reports. A list of the specific reports SLK can provide, along with a brief description of each report, is set forth below. Please place a check mark next to each report you would like to receive, sign this letter in the place indicated, and return the letter to us.

Please note, some reports are available for retail accounts only and some are available for professional accounts only.

If your firm is interested in obtaining certain customized reports or reports not listed below, SLK's Clearance Services Department will be pleased to discuss both your firm's needs and the available methods of transmission and delivery of the reports.

                   REPORTS AVAILABLE FOR RETAIL ACCOUNTS ONLY:

A_____ ITEMS FOR ATTENTION REPORT (CR364-01)

         This report is a summary report. It reflects all significant exceptions (i.e., discrepancies, missing items, improper positions, etc.) in an account. For example, among other things, this report lists: missing option and margin agreements, large debit balances, overdue items, etc.

B_____ EXCEPTION STATUS REPORT (CR331-48)

         This report reflects all account activity, positions, balances equity, buying power, cash available and margin maintenance requirements.

C_____ OPEN MARGIN CALLS (WITH BREAKDOWN BY DATE) (CR310-01)

         This report reflects open margin calls. It shows the dollar amount of the margin call that remains open from the initial date Of Occurrence, and it also shows the type of margin call (i.e., Fed call, Exchange call and/or House call).

D_____ MARGIN CALLS (CR301-12)

         This report reflects present open margin calls.

E_____ OPTION SUITABILITY EXCEPTION REPORT (CR301-17)

         This report lists an account's approved option trading strategies, and indicates option trading that is Outside of Current approval.

F_____ 200 CONTRACTS REPORT (CR301-01)

         This report lists accounts that have an option position of 200 or more contracts in a given security.

G_____ CONCENTRATED ACCOUNTS (CR301-07)

         This report lists accounts that have a concentrated position. It reflects the percentage of equity a concentrated position encompasses for such account, as well as the market value of the concentrated position, and the prior night's closing price for that particular security.

H_____ UNSECURED ACCOUNTS (CR301-37)

         This report reflects accounts that have an unsecured balance/negative equity.

I_____ MONEY LINE BY REGISTERED REPRESENTATIVE (CR331-45)

         This report reflects cash balances on trade date and settlement date, total market value, SMA, cash available, and buying power.

J_____ CASH OVERDUE BY AGE (CR301-04)

         This report reflects accounts with overdue cash items. It lists the age of the overdue cash item.

K_____ STOCK OVERDUE BY AGE (CR301-25)

         This report reflects accounts with overdue Securities. It lists the age of the overdue securities.

L_____ COMMISSION DAILY DETAIL (PS915-01)

         This report reflects commissions by branch and registered representative. It shows the number of shares traded, the price per share, the commission earned, and the commission percentage the account is maintained at.

                REPORTS AVAILABLE FOR PROFESSIONAL ACCOUNTS ONLY:

M______ DAY TRADE EXCEPTION SUMMARY REPORT (DTAP0702-3)

         this report is a snapshot of day trading margin calls sorted by company code.

N______ DAY TRADE EXCEPTION ANALYSIS REPORT (DTAP0702-4)

         This report is a daily day trading detail of margin violations.

O______ MARGIN CALL REPORT (When Available)

         When available, this report will reflect all margin calls (Fed calls, Exchange calls and/or House calls) aged by date and containing a daily mark on House calls.

Finally, SLK is required to update its customer records. Please print the following current information:

Your firm's Designated Examining Authority ["DEA"]:   _________________________

Your firm's Coordinator at its DEA:                   Name:____________________

                                                      Phone:___________________

Your firm's Chief Executive Officer ["CEO"]:          Name:____________________

                                                      Phone:___________________

Your firm's Chief Compliance Officer:                 Name:____________________

                                                      Phone:___________________


Please place an authorized signature below acknowledging your firm's receipt of this letter. and return the letter to us.

ACKNOWLEDGED:
Introducing Broker:                 ___________________________

By:                                 ___________________________

Print name:                         ___________________________

Title:                              ___________________________

Date:                               ___________________________

November 22, 1999


Mr. Geoffrey Cohen
Vice President
Assistant Compliance Director
Spear, Leeds & Kellogg,


Dear Mr. Cohen:

As required by NYSE Rule 382 the Exchange has completed its review of your firm's fully disclosed clearing agreement with Alexander, Wescott & Co., Inc. and finds it acceptable. The copy of the clearing agreement has been retained for our files.

As a reminder, irrespective of the specific allocations of responsibilities provided for in the clearing agreement, both the Securities and Exchange Commission and the New York Stock Exchange, Inc., for purposes of the Securities Investor Protection Act and SEC Rules 15c3-1 and 15c3-3, consider the Customers' accounts to be those of the carrying/clearing firm.

Additionally, your organization may have entered into an agreement With the NYSE to receive Consolidated Network A last sale and quotation information and other types of market data. The agreement stipulates that you will use market data for your individual business needs and will neither furnish said information to any other person, nor retransmit market data within or outside of your premises.

Any questions concerning this restriction should be discussed with Ms. Deidre Quinn, Manager of Subscriber Services at (212) 656-2121.

Very truly yours


Paul Rice
Surveillance Assistant


c:       Ms. Deidre Quinn
         Ms. Lisa Gallagher